Exhibit 99

Corus Bankshares Announces Quarterly Dividend

          CHICAGO, Nov. 14 /PRNewswire-FirstCall/ -- Corus Bankshares, Inc. (Nasdaq: CORS) (“Corus” or the “Company”) today announced that the Board of Directors declared a quarterly cash dividend on common stock of $0.25 per share.  Corus’ fourth quarter cash dividend will be paid to shareholders of record as of December 27, 2006, and will begin trading ex-dividend on December 22, 2006.  The dividend will be paid on January 10, 2007.

          Robert J. Glickman, President and CEO said:  “I am delighted to announce this cash dividend to our shareholders.  This cash dividend demonstrates the continued outstanding earnings and capital position of the Company.”  Mr. Glickman added that, “Corus recently announced record earnings of $51.1 million, or $0.88 per diluted share, for the third quarter of 2006 and $142.3 million, or $2.45 per diluted share for the year-to-date period.”

          Corus Bankshares, Inc. is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”).  The Bank is an active commercial real estate lender nationwide, specializing in condominium, hotel, office and apartment loans. As of the most recent period-end, Corus’ outstanding commercial real estate loans and construction commitments totaled $8.6 billion. Corus Bank and its holding company, Corus Bankshares, will together hold loans of up to $200 million and will seek to syndicate larger transactions.  Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

SOURCE  Corus Bankshares, Inc.
          -0-                                        11/14/2006
          /CONTACT:  Tim Taylor, Chief Financial Officer of Corus Bankshares, Inc., +1-773-832-3470, ttaylor@corusbank.com /
          /Web site:  http://www.corusbank.com /
          (CORS)